EXHIBIT 32.1

CORPORATE OFFICE PROPERTIES TRUST

CERTIFICATIONS REQUIRED BY

RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

In connection with the Annual Report on Form 10-K of Corporate Office Properties Trust (the “Company”) for the year ended December 31, 2021, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Stephen E. Budorick, President and Chief Executive Officer of the Company, certify that to my knowledge:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Stephen E. Budorick
Stephen E. Budorick
President and Chief Executive Officer

Date:	February 22, 2022